Item 77M - Scudder Money Funds

Registrant incorporates by reference its Registration Statement on Form N-14 its Proxy Statement dated April 2005, filed on April 19, 2005 (Accession No. 0001193125-05-079599).

Shareholder Meeting Results:

A Special Meeting of Shareholders of each fund of Scudder YieldWise Funds was held on May 26, 2005. The following matter was voted upon by the shareholders of said funds (the resulting votes are presented below):

1. For Scudder YieldWise Money Fund, to approve an Agreement and
Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder YieldWise Money Fund into the corresponding Scudder Money Fund as described in the proxy statement.

Affirmative 		Against 	Abstain
148,379,207.446		4,871,036.436	4,304,368.350

2. For Scudder YieldWise Government & Agency Money Fund, to approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder YieldWise Government & Agency Money Fund into the corresponding
Scudder Money Fund as described in the proxy statement.

Affirmative 	Against 	Abstain
47,550,613.545	425,212.550	1,251,134.750

3. For Scudder YieldWise Municipal Money Fund, to approve an
Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder YieldWise Municipal Money Fund into the corresponding Scudder
Money Fund as described in the proxy statement.

Affirmative 	Against 	Abstain
71,106,112,155	11,805,731.940	4,580,756.710

C:\Documents and Settings\lisx\Local Settings\Temporary Internet
Files\OLKBD\smf77m.doc